Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AUTODESK, INC.

Autodesk, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Autodesk, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 10, 1994.

SECOND: That this Amended and Restated Certificate of Incorporation of this corporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

THIRD: That the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Autodesk, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

Section 1. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is Seven Hundred Fifty Million (750,000,000) shares of Common Stock, $0.01 par value (the “Common Stock”), and Two Million (2,000,000) shares of Preferred Stock, $0.01 par value (the “Preferred Stock”).

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Subject to the terms of any series of Preferred Stock, special meetings of the stockholders may be called only by (i) the Board of Directors of acting pursuant to a resolution adopted by a majority of the whole Board of Directors; (ii) the chairman of the Board of Directors; (iii) the chief executive officer of the Corporation or the president of the Corporation (in the absence of the chief executive officer); or (iv) the chairman of the Board of Directors or the chief executive officer of the Corporation at the written request of one or more stockholders of record who have delivered such request in accordance with and subject to the procedures and conditions and any other provisions set forth in the Bylaws of the Corporation (as amended from time to time). Special meetings of stockholders may not be called by any other person or persons. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of this corporation on this 16th day of July, 2024.

/s/ Andrew Anagnost
Andrew Anagnost
Chief Executive Officer

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